EXHIBIT 10.11

ACROSEC LTD.

EMPLOYMENT AGREEMENT

With
Gabby Klausner

AGREEMENT entered into as of June 01, 2007 between Gabby Klausner, residing at 33 Hthavim St' Ramat Yishay, Israel ("Employee"), and ACROSEC LTD., an Israeli company with offices located at 37 Inbar St., Caesarea, 30889, Israel (the "Company").

W I T N E S S E T H:

WHEREAS, the Company is in the business of products developments for the detection of peroxide-based explosives for the homeland security market (the “Business”); and

WHEREAS, the Company desires to employ Employee, and the Employee desires to be employed in the Company as a Chief Financial Officer (“CFO”);

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.     Contents of Agreement/Definitions

The preamble and the exhibits to this Agreement constitute an integral part hereof and are hereby incorporated by reference.

2.     Employment and Duties

2.1     With effect from the Effective Date (as defined in Section 3 hereto), the Company employs Employee and Employee accepts employment with the Company as a CFO upon the terms and conditions set forth herein. The Employee shall report regularly to the Company’s CEO, and/or to any other officer of the Company, under the Company’s sole discretion. Notwithstanding the above, the Company may change the Employee’s position as it may deem fit and such action shall not be considered a material adverse change in the Employee’s employment conditions.

2.2     Employee shall devote all necessary time and attention to the Business of the Company and shall perform his duties diligently and promptly for the benefit of the Company.

2.3     The Employee shall be employed at a part time position (2/3), unless otherwise required by the Company, upon its sole discretion.

2.4     During his engagement hereunder, Employee shall not, without the prior written consent of the Company, undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with (other than through an investment in a corporation which is financial in its nature and in which Employee holds less than 5% of the outstanding shares), directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non-business activities.

3.     Term and Termination of Employment

3.1     Employee’s employment under this Agreement shall commence on 01/06/, 2007 (the “Effective Date”) and shall end on the earliest of: (i) the death or disability (as defined herein) of Employee; (iii) termination by either party.

3.2     Employee hereby releases the Company from any and all obligations towards him arising out of or in connection with his employment with the Company after the Effective Date – and prior to the signing of this Agreement.

3.3     Either party may terminate this agreement without cause, as hereinafter defined, by providing thirty (30) days prior written notice (the “Notice Period”). During the Notice Period Employee shall continue his services unless otherwise instructed, and shall cooperate with the Company and use his best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities.

3.4     At any time, the Company shall be entitled to immediately terminate Employee’s employment hereunder for ‘cause’ (as set forth in Section 4.1 below) by providing notice thereof to Employee.

4.     Provisions Concerning the Term of Employment

4.1     For the purpose of this Agreement, “cause” shall exist if Employee (i) breaches any of the terms of Sections 2.1, 7, 8, 9 and 10 or; (ii) engages in willful misconduct or acts in bad faith with respect to the Company in connection with and related to the employment hereunder; (iii) is convicted of a felony or is held liable by a court of competent jurisdiction for fraud against the Company; (iv) fails to comply with the instructions of the Company or its Board of Directors given in good faith; or (v) is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law, 1963 (hereinafter: “The Severance Pay Law”); provided that, with respect to clauses (i) and (iv), if Employee has cured any such condition (that is reasonably susceptible to cure) within 10 business days (“Grace Period”) of the advance notice (as defined herein), then “cause” shall be deemed not to exist. For purposes of this Section 4, “advance notice” shall constitute a written notice delivered to Employee that sets forth with particularity the facts and circumstances relied on by the Company as the basis for cause.

4.2     For the purposes of this Agreement, “disability” shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of two (2) successive months, or an aggregate of two (2) months in any twelve month period. Disability shall occur upon the end of such two (2) month period.

5.     Compensation

5.1	5.1.1 During the term hereof, and subject to the performance of the services required to be performed hereunder by Employee, the Company shall pay to Employee for all services rendered by Employee under this Agreement, a salary, payable not less often than monthly and in accordance with the Company’s normal and reasonable payroll practices, a monthly gross amount equal to NIS 16,400 (the “Gross Salary”).

5.1.2 The Company will pay the Employee the Gross Salary until the 9th of each month, for the previous month.

5.2     The Company and the Employee will obtain and maintain Managers Insurance (“Bituach Menahalim”) according to the Company’s sole discretion and the Company will inform the Employee in writing the type of such Bituach Menahalim, for the exclusive benefit of the Employee in the customary form with respect to which the Company shall be the beneficiary. The Company shall contribute an amount equal to thirteen and one third percent (13.33%) of each monthly Gross Salary payment (out of which 8.33% are designated for severance payments and 5% are designated for premium payments – “Company Contribution”) and the Employee shall contribute five percent (5%) of the monthly Gross Salary payment (“Employee’s Contribution”) toward the premiums payable in respect of such insurance (the “Insurance Policy”). The Employee hereby instructs the Company to transfer to the insurance Company the amount of the Employee’s and the Company’s Contribution from each monthly Gross Salary payment, on account of the Insurance Policy. The contribution under this Paragraph shall be paid after the lapse of three months of employment, and shall be retroactive from the first month.

5.3     It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Insurance Policy on account of both the Company’s and Employee’s Contributions. It is hereby agreed that if the Employee is dismissed under the circumstances defined in Section 16 and/or Section 17 of the Severance Pay Law –the Employee shall not be entitled to any Severance Pay .

It is hereby clearly agreed and understood that the amounts accrued in the Insurance Policy on account of the Company’s Contribution [i.e.13.33% of each monthly Gross Salary payment] shall be in lieu and in full and final substitution of any severance pay the Employee shall be or become entitled to under any applicable Israeli law. This section is in accordance with Section 14 of the Severance Pay Law, and the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14, a copy of which is attached hereby as Appendix A

5.4     The Company and the Employee shall open and maintain a Keren Hishtalmut Fund as of the Effective Date (the “Fund”). The Company shall contribute to such Fund an amount equal to seven and a half percent (7.5%) and the Employee shall contribute to such Fund an amount equal to two and a half percent (2.5%) of each monthly Gross Salary payment, up to the maximum amount allowed for income tax benefits by the Income Tax Authority. The Employee hereby instructs the Company to transfer to the Fund the amount of the Employee’s and the Company’s contribution from each monthly Gross Salary payment.

5.5     The Company shall obtain Disability Insurance (“Ovdan Kosher Avoda”), which may be included within the Insurance Policy, for the exclusive benefit of the Employee and shall contribute therefor an amount not exceeding two and a half percent (2.5%) of each monthly Gross Salary Payment, or such amount required to enable the payment of at least 75% of the Gross Salary.

5.6     The Company shall pay Employee traveling expenses to and from work (approximately 50 Kilometers each side, total of 100 Km per day) a monthly net payment, in the amount of 0.80 NIS per 1 km (hereinafter: the “Traveling Expenses”). The Traveling Expenses will not form part of Employee’s social benefits and will not be taken into account for the purpose of calculating differentials of any kind. Employee acknowledges that Payment’s of Traveling Expenses by the Company under this paragraph are in lieu of traveling expenses to and from work as required by the Extension Order.

5.7     The Agreed Alternative Payment – in Case of a Claim for Overtime Payments

5.7.1     Employee agrees and acknowledges that due to his position in the Company, the Hours of Work and Rest Law, 1951 (hereinafter: “the Hours of Work and Rest Law”) does not apply on him. Therefore, the Employee shall not be entitled to claim or receive payments or any additional pay for overtime working hours, shifts, or work performed on Saturday or holidays. Furthermore, the Employee agrees and acknowledges that as aforesaid the Monthly Gross Salary includes a global compensation for any requirements to work, from time to time, overtime, shifts, or on Saturdays or holidays.

5.7.2     The Employee undertakes, by signing this Agreement that he will not sue, and/or demand, and/or claim that he is entitled to any additional payment to his Monthly Gross Salary due to overtime, above his Monthly Gross Salary which includes all the consideration which the Employee is entitled to receive for overtime.

5.7.3     Therefore, if notwithstanding the agreement of the parties and the Employee’s informed undertaking under this Agreement, it will be decided by a competent court, or any other competent tribunal, either due to Employee’s application or any other source, that the Hours of Work and Rest Law applies to the Employee, and that therefore the Employee is entitled to compensation, or any other additional payments due to overtime – then the parties hereto agree that the salary, which the Employee was entitled to , was 75% (Seventy-five percent) of the Monthly Gross Salary which was paid to the Employee under this Agreement. (Hereinafter the “Agreed Alternative Payment”).

5.7.4     The Employee will be obligated to return the Company, on the day of the claim and/or demand which contradicts this Agreement, in which it will be claimed that the Working Hours and Rest Law applies to him, and/or that he was entitled to Overtime Payments – all additional payments that the Employee received from the Company over the Agreed Alternative Payment as defined above (the “Excess Amount”).

5.7.5     Each Excess Amount that the Employee will be obligated to return to the Company as mentioned above – shall bear interest and shall be linked to the Cost of Living Index on the Employee’s pay day – as compared to the Index on the day such amount will be returned to the Company.

5.7.6     The Company shall be entitled to set off such Excess Amounts against all amounts that the Employee shall be entitled to under this Agreement, or under the decision of the Court or of any other competent tribunal as mentioned above, which shall not derogate from any other right of the Company to receive from the Employee the rest of the amounts it is entitled to.

6.     Taxation

6.1     To the extent applicable, the Company may deduct from the compensation payable to Employee under this Agreement any and all taxes and charges (including health tax) applicable to Employee as may now be in effect or which may hereafter be enacted or required by law, and make the appropriate payments on behalf of Employee to the income tax authorities, the Institute of National Insurance and any other relevant authority. Employee shall respectively pay all taxes and payments as required or shall be required by any applicable law. Employee shall notify the Company of any change in Employee’s place of residence or status, which may affect Employee’s tax liability anywhere in the world.

6.2     The Employee acknowledges that some of the benefits granted to Employee under this Agreement may be treated by the authorities as additional compensation to Employee, and therefore Employee agrees that, in such event Employee shall pay all taxes, national insurance contributions, and other payments required to be paid to the authorities in connection therewith

7.     Secrecy and Nondisclosure

7.1     The Employee shall treat as secret and confidential all of the processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information which are not of public knowledge or record pertaining to the Company’s Business (existing, potential and future), including without limitation, all business information relating to customers and suppliers and products of which the Employee becomes aware during and as a result of his employment or association with the Company, and Employee shall not disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any such processes, methods, formulas, procedures, techniques, software, designs, data, drawings and other information pertaining to the Company’s existing or future Business or products. The Employee may disclose or use such information, if at all, only with the prior express written consent of the Company.

7.2     The Employee hereby undertakes to return, upon request, to the Company, all written materials, records, documents, computer software and/or hardware or any other material which belongs to the Company and that might be in his possession, and if requested by the Company to do so, will execute a written statement confirming compliance with the above said.

7.3     The Employee acknowledges that all of the secrets, information, or documents aforementioned in Sub-Sections 7.1 and 7.2 above, are essential commercial and proprietary information of the Company, or third parties to whom the Company owes a duty of confidentiality which is not public information and cannot easily be discovered by others, whose confidentiality provides the Company a commercial advantage over its competitors, and the Company is taking reasonable measures to safeguard its confidentiality.

7.4     The Employee’s undertakings pursuant to this clause shall remain in force after the termination of Employee’s employment under this Agreement.

8.     Non-Competition

8.1     Employee agrees that during the term of this Agreement and for a period of one (1) year after he ceases to be employed by the Company he will not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) and without the prior written consent of the Company, interest himself in or engage in any business or enterprise, anywhere in the world, that directly competes with the Business of the Company, that exists now or in the future or is based on similar technology to the technology that was developed by the Company.

8.2     Employee agrees that during a period of six months from termination of this Agreement, he shall not employ directly or indirectly any individual employed by the Company during the six-month period, which preceded such date of termination.

8.3     Employee acknowledges that the restricted period of time and geographical area specified under Sections 8.1 and 8.2 hereof are reasonable, in view of the nature of the business in which the Company is engaged and Employee’s knowledge of the Business.

8.4     Notwithstanding anything contained in Section 8.3 to the contrary, if the period of time or the geographical area specified under Sections 8.1 or 8.2 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

8.5     The Employee declares and acknowledges that:

8.5.1 His obligations of protecting the confidentiality and non-competition provisions included in this agreement are fair, reasonable, and proportional, especially in light of the special compensation he receives under this Agreement which is designed to protect the Company’s secrets and its confidential information, which constitute the essence of its protected business and commercial advantage in which significant capital investments were made.

8.5.2 Breach of an obligation under this Section – shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, and shall constitute a material breach of this Agreement and the trade secrets, confidential connections, confidential information, and other privileged interests of the Company.

8.5.3 The Employee declares that his obligations under this section, which are reasonable and proportional – do not prevent the employee from developing his general knowledge and professional expertise in the area of his business, with regard to those who are not customers and employees of the Company and without usurping its trade secrets.

9.     Development Rights

The Employee agrees and declares that all proprietary information including but not limited to copyrights, trade secrets and know-how, patents and other rights in connection therewith developed by or with the contribution of Employee’s efforts during his employment by the Company shall be the sole property of the Company, and the Employee shall execute all documents necessary to assign any patents to the Company and otherwise transfer such proprietary rights to the Company.

In Addition, Employee agrees to be bound by the terms and conditions of the Intellectual Property assignment of rights stated in Appendix B hereto, incorporated by reference as part of this Agreement.

10.     Employee Representations and Acknowledgments

The Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or breach of any agreement or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement, (ii) do not require the consent of any person or entity, and (iii) shall not utilize during the term of his employment any proprietary information of any third party, including prior employers of the Employee.

11.     Vacation, Illness, Dmey Havra’ah and Reserve Duty

11.1    Employee shall be entitled to 16 (sixteen) paid vacation days during each year of his employment. Employee shall be obliged to take at least 5-paid vacation days during each year of his employment, as prescribed by law. Statutory Vacation time may be accumulated for no more than two years after which Employee shall forfeit any unused vacation remaining at the end of such two-year period. Accumulated Statutory vacation time shall be redeemed only in the event of the termination of employment. The dates of leave shall be coordinated with the Company.

11.2     Employee shall be entitled to such number of working days of paid illness vacation during each year of employment, as provided by Israeli Labor Law, or more, in accordance with Company policy.

11.3     The employee shall be entitled to "Dmey Havra'ah" in accordance with any applicable law.

11.4     The Employee shall receive the Gross Salary payable in respect of periods of the Employee’s military reserve duty. The Company shall be entitled to receive and to retain any amounts payable by the National Insurance Institute or any other agency or entity in respect of such periods.

12.     Benefit

Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any subsidiary or affiliated entity and shall inure to the benefit of, and be binding upon, Employee, his heirs, executors, administrators and legal representatives. Notwithstanding the foregoing, the obligations of Employee hereunder shall not be assignable or delegable.

13.     Entire Agreement

This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

14.     Notices

All notices, requests and other communications to any party hereunder shall be given or made in writing and telecopy, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or telecopy number) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified herein.

15.     Affiliated Companies

For the purpose of Sections 7 and 8 above, the term “Company” shall include also the Company’s parent company, Company’s subsidiary or any company controlled or owned by the Company’s parent company.

16.     Applicable Law

16.1     This Agreement shall not derogate from any Applicable Law, Extension Order, or Collective Agreement.

16.2     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law and the courts of Israel, District of Tel Aviv, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first appearing above.

/s/ Gadi Aner —————————————— ACROSEC LTD.	/s/ Gabby Klausner —————————————— Gabby Klausner

APPENDIX A

APPENDIX B

Intellectual Property assignment of rights

    1.        For purposes of this Appendix, the following definitions shall apply:

        “Inventions” shall mean:

    A.        All inventions, improvements, modifications, and enhancements whether or not patentable, made by the Employee during or in the course of employment, or which relate, directly or indirectly to the business of the Company, or which were made using the Company’ equipment, and

    B.        All inventions, improvements, modifications and enhancements made by the Employee, during a period of twelve (12) months (or such lesser maximum period permitted by law) after any termination of the Employee’s employment, which relate, directly or indirectly, to the business of the Company at the time they were so made.

        “Work Product” shall mean all documentation, software, hardware, firmware, creative works, artworks, know-how and information created, in whole or in part, by the Employee during the Employee’s employment by the Company, whether or not copyrightable or otherwise protectable, excluding Inventions.

        “Trade Secrets” shall mean “Commercial Secrets” as defined in the Law of Commercial Wrongs, 1999, and all documentation, software, hardware, firmware, customer lists, know-how and other information of any kind or nature relating to the past, present or future business of the Company or any plans therefor, or relating to the past, present or future business of a third party or plans therefor (including but not limited to any items and information in any form determined by law as trade secrets) that are disclosed to the Employee, which the Company does not disclose to third parties without restrictions on use or further disclosure.

    2.        without derogating from any other provision of the law:

    A.        The Employee shall promptly disclose to the Company all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and the Employee shall surrender possession of such records to the Company upon any termination of the Employee’s relationship with the Company.

    B.        The Employee hereby assigns to the Company, without additional consideration to the Employee, the entire right, title and interest in and to the Inventions and Work Product and in and to all proprietary and any and all intellectual property rights therein or based thereon. The Employee shall execute all such assignments, oaths, declarations and other documents as may be prepared by the Company to effect the foregoing.

    C.        During the term of this Agreement, and thereafter, the Employee shall provide the Company with all information, documentation, and assistance the Company may reasonably request to perfect, enforce, or defend its proprietary rights in or based on the Inventions, Work Product and/or Trade Secrets. The Company, in its sole discretion, shall determine the extent of the proprietary rights, if any, to be protected in or based on the Inventions and/or Work Product. All such information, documentation, and assistance shall be provided to the Company by the Employee at no additional expense to the Company, except for out-of-pocket expenses which the Employee incurred at the Company’ request.

    D.        During the term of this Agreement, and thereafter, the Employee shall treat Inventions and Work Product as Confidential Information under this Agreement and shall not disclose them to others without the prior written permission of the Company, or use such Inventions and/or Work Product for any purpose, other than for the performance of services for the Company.

    3.        Remedies. The Employee acknowledges that a breach of the covenants contained in this Agreement and this Appendix A would result in substantial injury and damage to the Company for which there is no adequate remedy at law. Therefore, in the event of an actual or threatened breach of such covenants by the Employee, the Company shall be entitled, in addition to all other rights, remedies and damages that may be available to the Company at law or in equity, to a preliminary restraining order and an injunction, or any other available equitable remedy, to restrain the violation or attempted violation of this Agreement by the Employee or by any other person or entity acting for his benefit or on his behalf. In the event there is any action to enforce the terms of such restrictive covenants, the prevailing party, in addition to any other remedy, shall be entitled to recover reasonable attorney’s fees and all other reasonable costs associated with any such action both on the trial and appellate level and in any creditor’s proceedings. In the event that a court of competent jurisdiction determines by final non-appealable judgment that the scope, time period, or geographical limitations of any of the restrictive covenants specifically set forth herein are too broad to be capable of enforcement, said court is authorized, and the parties hereto stipulate that such court shall, modify said restrictive covenants and enforce such provisions as to scope, time, and geographical areas as the court deems equitable, just and appropriate considering the intent of the parties hereto.